Exhibit 99 1201 S. Second Street Milwaukee, WI 53204 USA Fax: 414.382.5560
News Release

Contact	John Bernaden Media Relations Rockwell Automation 414.382.2555	Rondi Rohr-Dralle Investor Relations Rockwell Automation 414.382.8510

Rockwell Automation Reports Fourth Quarter and Full Year 2007 Results

o	Diluted EPS from continuing operations of $1.07 in the quarter

o	Revenue growth of 15 percent in the quarter, including 8 percent organic growth

o	Segment operating earnings growth of 21 percent in the quarter

o	Return on invested capital increased by 2 points to 24 percent

o	Company provides guidance for fiscal 2008 diluted EPS of $4.25 - $4.45

MILWAUKEE (November 8, 2007) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2007 fourth quarter net income of $165.2 million ($1.08 per share) compared to net income of $165.8 million ($0.94 per share) in the fourth quarter of 2006. Income from continuing operations for the fourth quarter of 2007 was $163.8 million ($1.07 per share) compared to $156.8 million ($0.89 per share) in the fourth quarter of 2006, which included a gain on sale of investment ($0.07 per share). Sales in the quarter were $1,370.5 million, up 15 percent compared to $1,194.0 million in 2006. Foreign currency translation contributed 4 percentage points and acquisitions contributed 3 percentage points to the growth rate. Segment operating earnings were $275.2 million, up 21 percent compared to $227.9 million in 2006. Segment operating margin of 20.1 percent was 1.0 point higher than the fourth quarter of 2006. Fourth quarter 2007 free cash flow from continuing operations, which excludes tax payments related to the gain on the Power Systems sale, was $185.3 million, or 113 percent of income from continuing operations. Return on invested capital expanded 1.9 percentage points to 24.1 percent.

Free cash flow, organic growth and return on invested capital are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information”.

Full Year 2007

Full year 2007 net income was $1,487.8 million ($9.23 per share) including:

o	Special charges of $43.5 million ($27.7 million after tax, or $0.17 per share) included in continuing operations; and

o	An after-tax gain of $868.2 million ($5.39 per share) related to the Power Systems divestiture and after-tax income of $50.3 million ($0.31 per share) related to Power Systems results and other discontinued operations activities.

Income from continuing operations for the year excluding special charges was $597.0 million ($3.70 per share). This result compares to income from continuing operations before accounting change and gain on sale of investment of $517.3 million ($2.87 per share) in 2006. Sales for the full year were $5,003.9 million, up 10 percent compared to $4,556.4 million in fiscal 2006. Foreign currency translation added 3 percentage points and acquisitions added 1 percentage point to the growth rate. Segment operating earnings for fiscal 2007 were $984.7 million, up 13 percent compared to $873.8 million in 2006. Full year 2007 free cash flow from continuing operations, which excludes tax payments related to the gain on the Power Systems sale, was $531.0 million, or 93 percent of income from continuing operations.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “Our strong performance in the fourth quarter and the second half of the year demonstrated our ability to execute on our growth and performance strategy, again validating the continued strength of our business model. In another excellent year for Rockwell Automation, we achieved 10 percent revenue growth, increased segment operating margins to nearly 20 percent and expanded return on invested capital another 2 points to 24 percent. I am extremely proud of the efforts of our leadership team and employees in delivering these results.”

Outlook

Commenting on the outlook, Nosbusch added, “Looking ahead, we continue to see strength in customer demand in Europe and emerging markets. We believe our investments in technology leadership, expanded served markets and stronger global presence are creating more worldwide opportunities for growth than ever before, despite a deceleration in the rate of manufacturing growth in the North American market. The ongoing diversification of our revenue base, combined with our recent acquisitions, cause us to be optimistic that 2008 will be another good year for Rockwell Automation. We remain intensely focused on executing our growth and productivity initiatives.”

The Company’s guidance for 2008 is summarized as follows:

o	Revenue growth of 10 - 12 percent

o	EPS of $4.25 - $4.45

o	Free cash flow of approximately 95% of net income

Following is a discussion of fourth quarter results for each of the segments.

Architecture & Software

Architecture & Software fourth quarter sales were $569.5 million, an increase of 8 percent compared to $526.6 million in the fourth quarter of 2006. Foreign currency translation added 3 percentage points to the growth rate. Segment operating earnings were $145.3 million compared to $126.7 million in the fourth quarter of 2006. Architecture & Software segment operating margin was 25.5 percent in the fourth quarter of 2007 compared to 24.1 percent in 2006.

Control Products & Solutions

Control Products & Solutions fourth quarter sales were $801.0 million, an increase of 20 percent compared to sales of $667.4 million in the fourth quarter of 2006. Foreign currency translation and acquisitions added 9 percentage points to the growth rate. Segment operating earnings were $129.9 million compared to $101.2 million in the fourth quarter of 2006. Control Products & Solutions segment operating margin was 16.2 percent in the fourth quarter of 2007 compared to 15.2 percent in 2006.

General Corporate – Net

Fourth quarter general corporate expenses were $22.2 million compared to $23.2 million in the fourth quarter of 2006. General corporate expenses for the full year were $72.8 million compared to $90.7 million in 2006. The decrease is primarily due to interest income on the proceeds from the Power Systems sale in 2007.

Income Taxes

The effective tax rate for the fourth quarter of 2007 was 29.2 percent. The effective tax rate for the fourth quarter of 2006 was 24.3 percent. The effective tax rate for the full year was 27.8 percent compared to 28.1 percent in 2006. In 2008, the Company expects the full year tax rate to be in a range of 28 to 29%, subject to quarterly variability.

Discontinued Operations

Income from discontinued operations in the fourth quarter of 2007 primarily relates to a tax gain associated with the divestiture of our former Power Systems business. Income from discontinued operations in the fourth quarter of 2006 primarily represents the results of operations of the former Power Systems business.

Share Repurchase and Debt

During the quarter, the Company repurchased 3.7 million shares at a cost of $257.8 million. The Company had $26.3 million available at September 30, 2007 under its existing $1.0 billion share repurchase authorization. On November 7, 2007, Rockwell Automation’s Board of Directors authorized the Company to repurchase up to an additional $1.0 billion worth of shares of our common stock. In addition, the Board of Directors authorized the Company to issue up to $500 million of long-term debt. The proceeds of this debt, if issued, primarily would be used to reduce outstanding debt, including retiring $350 million of notes due in January 2008.

Conference Call

A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on November 8. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “expect”, “project”, “plan”, “anticipate”, “will”, “intend” and other similar expressions may identify forward- looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

o	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, policies of foreign governments and other external factors we cannot control, and U.S. and local laws affecting our activities abroad and compliance therewith;

o	successful development of advanced technologies and demand for and market acceptance of new and existing products;

o	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

o	the availability, effectiveness and security of our information technology systems;

o	competitive product and pricing pressures;

o	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

o	our ability to attract and retain qualified personnel;

o	the uncertainties of litigation;

o	disruption of our North American distribution channel;

o	the availability and price of components and materials;

o	successful execution of our cost productivity and globalization initiatives;

o	our ability to execute strategic actions, including acquisitions and integration of acquired businesses; and

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

We may file a registration statement (including a prospectus) with the SEC for an offering of debt securities relating to the financing described above . Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, we will arrange to send you the prospectus after filing if you request it by calling the Office of the Secretary at (414) 382-8499.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help manufacturers achieve a competitive advantage for their businesses. The company brings together leading global brands in industrial automation that include Allen-Bradley® controls and services and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisc., the company employs about 19,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC. SALES AND EARNINGS INFORMATION (in millions, except per share amounts)

	Three Months Ended September 30,		Twleve Months Ended September 30,
	2007	2006	2007	2006
Sales
Architecture & Software	$569.5	$526.6	$2,221.3	$2,059.2
Control Products & Solutions	801.0	667.4	2,782.6	2,497.2

Total sales	$1,370.5	$1,194.0	$5,003.9	$4,556.4

Segment Operating Earnings
Architecture & Software	$145.3	$126.7	$587.7	$533.9
Control Products & Solutions	129.9	101.2	397.0	339.9

Total segment operating earnings	275.2	227.9	984.7	873.8

Purchase accounting depreciation and amortization	(6.9)	(1.8)	(16.4)	(10.6)
General corporate - net	(22.2)	(23.2)	(72.8)	(90.7)
Interest expense	(14.9)	(15.7)	(63.4)	(56.6)
Special charges	–	–	(43.5)	–
Gain on sale of investment	–	19.9	–	19.9

Income from continuing operations before income taxes and accounting change	231.2	207.1	788.6	735.8
Income tax provision	(67.4)	(50.3)	(219.3)	(206.5)

Income from continuing operations before accounting changes	163.8	156.8	569.3	529.3
Income from discontinued operations	1.4	26.7	918.5	95.4
Cumulative effect of accounting change	–	(17.7)	–	(17.7)

Net income	$165.2	$165.8	$1,487.8	$607.0

Diluted Earnings Per Share
Continuing operations before accounting changes	$1.07	$0.89	$3.53	$2.94
Discontinued operations	0.01	0.15	5.70	0.53
Cumulative effect of accounting change	–	(0.10)	–	(0.10)

Net Income	$1.08	$0.94	$9.23	$3.37

Average Diluted Shares	153.2	176.7	161.2	179.9

Page 8 ROCKWELL AUTOMATION, INC. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006
Sales	$1,370.5	$1,194.0	$5,003.9	$4,556.4
Cost of sales (1)	(796.4)	(705.7)	(2,906.6)	(2,656.4)

Gross profit	574.1	488.3	2,097.3	1,900.0

Selling, general and administrative expenses (1)	(340.2)	(290.7)	(1,278.6)	(1,141.0)
Other income	12.2	25.2	33.3	33.4
Interest expense	(14.9)	(15.7)	(63.4)	(56.6)

Income from continuing operations before income taxes and accounting change	231.2	207.1	788.6	735.8
Income tax provision	(67.4)	(50.3)	(219.3)	(206.5)

Income from continuing operations before accounting change	163.8	156.8	569.3	529.3

Income from discontinued operations
Income from discontinued operating activities of Power Systems	–	26.7	42.3	100.1
Gain on sale of Power Systems	1.7	–	868.2	–
Other	(0.3)	–	8.0	(4.7)

Cumulative effect of accounting change	–	(17.7)	–	(17.7)

Net income	$165.2	$165.8	$1,487.8	$607.0

 (1)  Twelve months ended September 30, 2007 includes special charges of $21.8 million in Cost of sales and $21.7 million in Selling, general, and administrative expenses.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2007	September 30, 2006
Assets
Cash and cash equivalents	$624.2	$408.1
Receivables	927.7	743.6
Inventories	504.7	411.5
Property, net	510.3	468.5
Goodwill and intangibles	1,101.9	819.9
Other assets	877.0	980.2
Assets available for sale	–	903.6

Total	$4,545.8	$4,735.4

Liabilities and Shareowners' Equity
Short-term debt	$521.4	$219.0
Accounts payable	498.5	395.7
Long-term debt	405.7	748.2
Other liabilities	1,377.4	1,201.3
Liabilities associated with assets available for sale	–	253.0
Shareowners' equity	1,742.8	1,918.2

Total	$4,545.8	$4,735.4

Page 10 ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)
	Twelve Months Ended September 30,
	2007	2006
Continuing Operations:

Operating Activities:
Income from continuing operations before accounting change	$569.3	$529.3
Depreciation and amortization	117.9	117.4
Retirement benefits expense	59.3	90.3
Pension trust contributions	(49.1)	(472.2)
Receivables/inventories/payables	(94.4)	(24.8)
Tax payments related to the gain on divestiture of Power Systems	(190.0)	–
Other	31.9	73.3

Cash provided by operating activities	444.9	313.3

Investing Activities:
Capital expenditures	(131.0)	(122.3)
Acquisition of businesses, net of cash acquired	(249.5)	(39.5)
Proceeds from sale of property, business and investment	1,750.5	196.8
Proceeds from sales of available for sale securities	32.1	–
Proceeds from return of investment	2.6	24.1
Other investment activities	(5.8)	(6.4)

Cash provided by investing activities	1,398.9	52.7

Financing Activities:
Net (repayment) issuance of debt	(60.7)	218.9
Cash dividends	(184.7)	(159.3)
Purchases of treasury stock	(1,519.3)	(722.5)
Proceeds from the exercise of stock options	64.9	60.1
Excess income tax benefit from the exercise of stock options	27.1	47.4
Other financing activities	(0.4)	(0.7)

Cash used for financing activities	(1,673.1)	(556.1)

Effect of exchange rate changes on cash	38.8	(1.2)

Cash provided by (used for) continuing operations	209.5	(191.3)
Discontinued Operations:
Cash provided by discontinued operations	6.6	140.4

Increase (decrease) in cash and cash equivalents	$216.1	$(50.9)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Free Cash Flow

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy.  In the first quarter of 2006 we adopted SFAS 123(R), which requires that we report the excess income tax benefit from the exercise of stock options as a financing cash flow rather than as an operating cash flow.  We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.

In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases.  We use free cash flow, as defined, as one measure to monitor and evaluate performance.  Our definition of free cash flow may be different from definitions used by other companies.

Our definition of free cash flow excludes the operating cash flows and capital expenditures related to our discontinued operations.  Operating, investing and financing cash flows of our discontinued operations are presented separately in our statement of cash flows.  Cash flows from the operating activities of our discontinued operations are reported in our statement of cash flows net of their separately calculated income tax effects.  U.S. Federal and state income taxes paid as a result of the gain on sale of Power Systems have been classified within continuing operations consistent with the cash proceeds.  These taxes paid in the third and fourth quarters of 2007 have been excluded from free cash flow to present free cash flow that is representative of the performance of our continuing businesses.

The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2005	March 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	March 31, 2007	June 30, 2007	Sept. 30, 2007
Cash (used for) provided by continuing
operating activities	(221.8)	127.6	159.1	248.4	98.2	108.2	57.8	180.7
Capital expenditures of continuing
operations	(22.7)	(26.6)	(28.6)	(44.4)	(29.2)	(24.0)	(28.9)	(48.9)
Tax payments related to the gain on
divestiture of Power Systems	–	–	–	–	–	–	142.2	47.8
Excess income tax benefit from the
exercise of stock options	11.3	27.0	7.6	1.5	4.7	4.3	12.4	5.7

Free cash flow	$(233.2)	$128.0	$138.1	$205.5	$73.7	$88.5	$183.5	$185.3

Organic Sales

Our press release contains information regarding organic sales, which we define as sales excluding the effects of changes in currency exchange rates and acquisitions.  Management believes this non-GAAP measure provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency exchange rates or acquisitions made during the period.  Management uses organic sales as one measure to monitor and evaluate our regional performance.  We determine the effect of changes in currency exchange rates by translating the respective period's sales using the currency exchange rates that were in effect in the prior year.  When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period.  Organic sales growth is calculated by comparing organic sales to reported sales in the prior year.  Sales are attributed to the geographic regions based on the country of destination.

The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2007 compared to sales for the three and twelve months ended September 30, 2006:

	Three Months Ended September 30,					Twelve Months Ended September 30,
	2007				2006	2007				2006
	Sales	Effect of Changes in Currency and Acquisitions		Organic Sales	Sales	Sales	Effect of Changes in Currency and Acquisitions		Organic Sales	Sales
United States	$709.9	$(9.2)		$700.7	$652.9	$2,687.0	$(10.3)		$2,676.7	$2,599.0
Canada	96.4	(7.7)		88.7	87.7	341.1	(11.2)		329.9	332.1
Europe, Middle East, Africa	292.2	(43.4)		248.8	230.7	1,054.2	(103.9)		950.3	832.6
Asia-Pacific	168.1	(13.6)		154.5	139.7	588.8	(30.7)		558.1	521.4
Latin America	103.9	(5.2)		98.7	83.0	332.8	(10.1)		322.7	271.3

Total	$1,370.5	$(79.1	)(a)	$1,291.4	$1,194.0	$5,003.9	$(166.2	)(b)	$4,837.7	$4,556.4

The following table reconciles reported sales to organic sales for our reporting segments for the three and twelve months ended September 30, 2007 compared to sales for the three and twelve months ended September 30, 2006:

	Three Months Ended September 30,					Twelve Months Ended September 30,
	2007				2006	2007				2006
	Sales	Effect of Changes in Currency and Acquisitions		Organic Sales	Sales	Sales	Effect of Changes in Currency and Acquisitions		Organic Sales	Sales
Architecture & Software	$569.5	$(18.0)		$551.5	$526.6	$2,221.3	$(57.1)		$2,164.2	$2,059.2
Control Products & Solutions	801.0	(61.1)		739.9	667.4	2,782.6	(109.1)		2,673.5	2,497.2

Total	$1,370.5	$(79.1	)(a)	$1,291.4	$1,194.0	$5,003.9	$(166.2	)(b)	$4,837.7	$4,556.4

(a)	The effect of changes in currency and acquisitions for the three months ended September 30, 2007 is comprised of $42.2 million related to currency exchange rates and $36.9 million related to acquisitions.

(b)	The effect of changes in currency and acquisitions for the twelve months ended September 30, 2007 is comprised of $116.6 million related to currency exchange rates and $49.6 million related to acquisitions.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts)

Income from Continuing Operations Excluding Special Charges and Gain on Sale of Investment

Our press release contains financial information and earnings guidance regarding income from continuing operations excluding special charges and gain on sale of investment, which is a non-GAAP financial measure.  Management believes this provides useful information to investors because it reflects the operating performance of the continuing business excluding special charges and gain on sale of investment.  Management uses income from continuing operations excluding special charges and gain on sale of investment as a measure of company performance.

Income from Continuing Operations Excluding Special Charges and Gain on Sale of Investment is calculated as follows:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006
Income from continuing operations	$163.8	$156.8	$569.3	$529.3
Special charges	–	–	27.7	–
Gain on sale of investment	–	(12.0)	–	(12.0)

Income from continuing operations excluding special charges
and gain on sale of investment	$163.8	$144.8	$597.0	$517.3

Diluted Earnings Per Share

Income from continuing operations	$1.07	$0.89	$3.53	$2.94
Special charges	–	–	0.17	–
Gain on sale of investment	–	(0.07)	–	(0.07)

Income from continuing operations excluding special charges
and gain on sale of investment	$1.07	$0.82	$3.70	$2.87

Average diluted shares	153.2	176.7	161.2	179.9

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Return On Invested Capital

Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure.  Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in its operations.  Management uses ROIC as one measure to monitor and evaluate the performance of the company.  Our measure of ROIC is likely to differ from that used by other companies.  We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change and income from Power Systems discontinued operating activities, before non-operating gains or loses, special charges, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners' equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the effective tax rate for the period.

ROIC is calculated as follows:
	Twelve Months Ended September 30,
	2007	2006
(a) Return
Income from continuing operations before cumulative effect
of accounting change	$569.3	$529.3
Income from Power Systems discontinued operating activities	42.3	98.8
Interest expense (1)	63.8	58.4
Income tax provision (1)	246.6	263.3
Purchase accounting depreciation and amortization (1)	16.9	13.3
Special charges	43.5	–
Gain on sale of investment	–	(19.9)

Return	982.4	943.2

(b) Average Invested Capital
Short-term debt	404.0	115.6
Long-term debt	544.3	746.9
Shareowners' equity	1,959.9	1,691.9
Impairments of goodwill and intangibles	43.2	108.0
Accumulated amortization of goodwill and intangibles	632.5	682.5
Cash and cash equivalents	(678.8)	(353.2)

Average invested capital	2,905.1	2,991.7

(c) Effective Tax Rate
Income tax provision (1)	246.6	263.3
Income from continuing operations and discontinued operating activities
before income taxes and cumulative effect of accounting change	$858.2	$891.4

Effective tax rate	28.7%	29.5%

(a) / (b) * (1-c) Return On Invested Capital	24.1%	22.2%

(1) Includes amounts related to both continuing and discontinued operations. Page 14